                         2,000,000 SHARES

                 UNITED STATES FILTER CORPORATION

                           COMMON STOCK

                    (PAR VALUE $.01 PER SHARE)

                  ------------------------------

	This Prospectus relates to 2,000,000 shares (the "Shares") of the Common Stock, par value $.01 per share ("Common Stock"), of United States
Filter Corporation (the "Company") which may be offered and issued by the Company from time to time in connection with the acquisition by the Company directly, or indirectly through subsidiaries, of various businesses or assets, or interests therein. The Shares may be issued in mergers or consolidations, in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, or in exchange for tangible or intangible assets, including assets constituting all or substantially all of the assets and businesses of such entities. Shares may also be reserved for issuance pursuant to, or offered, issued and sold upon exercise or conversion of, warrants, options, convertible debt obligations or equity securities or other similar instruments issued by the Company from time to time in connection with any such acquisition. In certain instances, the Company may guaranty that some or all of the aggregate net proceeds from the sale of Shares during a limited period following their issuance will not be less than the valuation used for purposes of their issuance, and may make up any shortfall (including any shortfall attributable to brokers' commissions and selling expenses) by issuing additional Shares under this Prospectus or in cash.

It is expected that the terms of acquisitions involving the issuance of Shares will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired, and that the Shares so issued will be valued at prices based on or related to market prices for the Common Stock on the New York Stock Exchange, Inc. (the "NYSE") at or about the time the terms of an acquisition are agreed upon or at or about the time of delivery of such Shares, or based on average market prices for periods ending at or about such times. No underwriting discounts or commissions will be paid, although brokers' or finders' fees may be paid from time to time with respect to specific acquisitions; under some circumstances, the Company may issue Shares in full or partial payment of such fees. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

	With the consent of the Company, this Prospectus may also be used by persons ("Selling Stockholders") who have received or will receive Shares in connection with acquisitions and who may wish to sell such Shares under circumstances requiring or making desirable its use. See "Resales of Shares."

        The Shares will, prior to their issuance, be listed on the NYSE subject to official notice of issuance. The Common Stock is traded under the symbol "USF". The last reported sale price of the Common Stock on the NYSE on November 24, 1995 was $21 per share.

                  ------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                  ------------------------------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  ------------------------------

           The date of this Prospectus is November 27, 1995.


                     AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy solicitation materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement, including the exhibits filed as a part thereof or otherwise incorporated herein. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is modified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission (File No. 1-10728) pursuant to the Exchange Act are incorporated herein by reference: the Company's Annual Report on Form 10-K for the year ended
March 31, 1995, as amended on Forms 10-K/A dated June 29, 1995, July 25,
1995, August 10, 1995 and November 14, 1995; the Company's Quarterly Report on Form 10-Q for the quarters ended June 30, 1995 and September 30, 1995;
the Company's Current Reports on Form 8-K dated April 3, 1995 (two such Current Reports), May 3, 1995, May 4, 1995, as amended on Form 8-K/A dated October 6, 1995, June 12, 1995, June 27, 1995, July 13, 1995, August 11, 1995, August 30,
1995, September 7, 1995, September 18, 1995, October 2, 1995 and October 5, 1995, November 1, 1995 and November 2, 1995; and description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as the same may be amended.

     All reports and other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the General Counsel of the Company at 73-710 Fred Waring Drive, Suite 222, Palm Desert, California 92260 (telephone (619) 340-0098).

                                THE COMPANY

     The Company is a leading global provider of industrial and commercial water treatment systems and services, with an installed base of more than 90,000 systems in the United States, Europe, Latin America and the Far East. The Company offers a single-source solution to its industrial, commercial and municipal customers through what the Company believes to be the industry's broadest range of cost-effective water treatment systems, services and proven technologies. The Company capitalizes on its substantial installed base to sell additional systems and utilizes its global network of 124 sales and service facilities, including 12 manufacturing plants, to provide customers with ongoing service and maintenance. In addition, the Company is a leading international provider of service deionization ("SDI") and outsourced water services, including operation of water purification and wastewater treatment systems at customer sites.

     The Company's principal executive offices are located at 73-710 Fred Waring Drive, Suite 222, Palm Desert, California 92260, and its telephone number is (619) 340-0098. References herein to the Company refer to United States Filter Corporation and its subsidiaries, unless the context requires otherwise.

                               RISK FACTORS

     Prospective investors should carefully consider the following factors relating to the business of the Company, together with the information and financial data included or incorporated by reference in this Prospectus, before acquiring the Shares offered hereby.

ACQUISITION STRATEGY

     In pursuit of its strategic objective of becoming the leading global single-source provider of water treatment systems and services the Company has, since 1991, acquired and successfully integrated more than 18 United States based and international businesses with strong market positions and substantial water treatment expertise. The Company's acquisition strategy entails the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Although the Company generally has been successful in pursuing these acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable. The Company has no current plans regarding any material acquisitions.

INTERNATIONAL TRANSACTIONS

     The Company has made and expects it will continue to make acquisitions and to obtain contracts in Europe, Latin America, the Far East and other areas outside the United States. While these activities may provide important opportunities for the Company to offer its products and services internationally, they also entail the risks associated with conducting business internationally, including the risk of currency fluctuations, slower payment of invoices and possible social, political and economic instability.

RELIANCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of senior management, in particular Richard J. Heckmann, its Chairman, Chief Executive Officer and President. Should any of the senior managers be unable to continue in their present roles, the Company's prospects could be adversely affected.

PROFITABILITY OF FIXED PRICE CONTRACTS

     A significant portion of the Company's revenues are generated under fixed price contracts. To the extent that original cost estimates are inaccurate, costs to complete increase, delivery schedules are delayed or progress under a contract is otherwise impeded, revenue recognition and profitability from a particular contract may be adversely affected. The Company routinely records upward or downward adjustments with respect to fixed price.

contracts due to changes in estimates of costs to complete such contracts. There can be no assurance that future downward adjustments will not be material.

CYCLICALITY OF CAPITAL EQUIPMENT SALES

     The sale of capital equipment within the water treatment industry is cyclical and influenced by various economic factors including interest rates and general fluctuations of the business cycle. The Company's revenues from capital equipment sales were approximately 60% of total revenues for the fiscal year ended March 31, 1995 and 48% for the three months ended June 30, 1995. While the Company sells capital equipment to customers in diverse industries and in global markets, cyclicality of capital equipment sales and instability of general economic conditions could have an adverse effect on the Company's revenues and profitability.

POTENTIAL ENVIRONMENTAL RISKS

     The Company's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. While the Company endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that the Company's operations or activities, or historical operations by others at the Company's locations, will not result in civil or criminal enforcement actions or private actions that could have a materially adverse effect on the Company. In particular, the Company's activities as owner and operator of a hazardous waste treatment and recovery facility are subject to stringent laws and regulations and compliance reviews. Failure of this facility to comply with those regulations could result in substantial fines and the suspension or revocation of the facility's hazardous waste permit. In addition, to some extent, the liabilities and risks imposed by such environmental laws on the Company's customers may adversely impact demand for certain of the Company's products or services or impose greater liabilities and risks on the Company, which could also have an adverse effect on the Company's competitive or financial position.

COMPETITION

     The water purification and wastewater treatment industry is fragmented and highly competitive. The Company competes with many United States based and international companies in its global markets. The principal methods of competition in the markets in which the Company competes are technology, service, price, product specifications, customized design, product knowledge and reputation, ability to obtain sufficient performance bonds, timely delivery, the relative ease of system operation and maintenance, and the prompt availability of replacement parts. In the municipal contract bid process, pricing and ability to meet bid specifications are the primary considerations. While no competitor is considered dominant, there are competitors that are larger and have significantly greater resources than the Company, which, among other things, could be a competitive disadvantage to the Company in securing certain projects.

TECHNOLOGICAL AND REGULATORY CHANGE

     The water purification and wastewater treatment business is characterized by changing technology, competitively imposed process standards and regulatory requirements, each of which influences the demand for the Company's products and services. Changes in regulatory or industrial requirements may render certain of the Company's purification and treatment products and processes obsolete. Acceptance of new products may also be affected by the adoption of new government regulations requiring stricter standards. The Company's ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in the Company's ability to grow and to remain competitive. There can be no assurance that the Company will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. In addition, the Company is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly.

SHARES ELIGIBLE FOR FUTURE SALE

	   The market price of the Company's Common Stock could be adversely affected by the availability for sale of shares held on November 15, 1995 by securities holders of the Company, including (i) up to 2,965,829 shares which may be delivered by Laidlaw Inc. or its affiliates ("Laidlaw"), at Laidlaw's option in lieu of cash, at maturity pursuant to the terms of 5-3/4% Exchangeable Notes due 2000 of Laidlaw (the amount of shares or cash delivered or paid to be dependent within certain limits upon the value of the Common Stock at maturity), (ii) 2,926,829 shares issuable upon conversion of convertible debentures of the Company at a conversion price of $20.50 per share of Common Stock and 5,090,909 shares issuable upon conversion of convertible notes of the Company at a conversion price of $27.50 per share of Common Stock that are currently registered for sale under the Securities Act pursuant to two shelf registration statements, (iii) 2,353,729 outstanding shares that are covered by three shelf registration statements filed under the Securities Act,
(iv) 1,320,000 shares issuable upon conversion of shares of preferred stock of the Company, which are subject to an agreement pursuant to which the holder has certain rights to request the Company to register the sale of such holder's Common Stock under the Securities Act and, subject to certain conditions, to include certain percentages of such shares in other registration statements filed by the Company ("Registration Rights"), and
(v) 334,626 outstanding shares subject to Registration Rights.

                             RESALES OF SHARES

     With the consent of the Company, this Prospectus may be used by Selling Stockholders who have received or will receive Shares in connection with acquisitions and who may wish to sell such Shares under circumstances requiring or making desirable its use. The Company may consent to the use of this Prospectus by Selling Stockholders for a limited period of time and subject to limitations and conditions which may be varied by agreement between the Company and one or more Selling Stockholders. Agreements with Selling Stockholders permitting use of this Prospectus may provide that an offering of Shares be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Company; that Selling Stockholders enter into custody agreements with one or more banks with respect to such shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. The Company will not receive any of the proceeds from any sale of Shares offered hereby by a Selling Stockholder.

     Shares may be sold by Selling Stockholders hereunder on one or more exchanges or otherwise; directly to purchasers in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchasers; in block trades in which the broker or dealer will attempt to sell Shares as agent but may position and resell a portion of the block as principal; in transactions in which a broker or dealer purchases as principal for resale for its own account; through underwriters or agents; or in any combination of the foregoing methods. Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from Selling Stockholders and/or the purchasers of Shares. The proceeds to a Selling Stockholder from any sale of Shares will be net of any such compensation and of any expenses to be borne by the Selling Stockholder. If required at the time that a particular offer of Shares is made, a supplement to this Prospectus will be delivered that describes any material arrangements for the distribution of Shares and the terms of the offering, including, without limitation, the names of any underwriters, brokers, dealers or agents and any discounts, commissions or concessions and other items constituting compensation from the Selling Stockholder.

     Selling Stockholders and any brokers, dealers, underwriters or agents that participate with a Selling Stockholder in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by any such brokers, dealers, underwriters or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company may agree to indemnify Selling Stockholders and/or any such brokers, dealers, underwriters or agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses in connection with the offering and sale of Shares.

     Selling Stockholders may also offer shares of Common Stock issued in past and future acquisitions by means of prospectuses under other available registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144, Rule 144A or Rule 145(d) under the Securities Act.

                       DESCRIPTION OF CAPITAL STOCK

     General. As of October 3, 1995, the Company was authorized to issue 75,000,000 shares of Common Stock, par value $.01 per share, of which 25,509,909 shares were issued and outstanding, and 3,000,000 shares of preferred stock, par value $.10 per share, of which 880,000 shares have been designated Series A Voting Cumulative Convertible Preferred Stock ("Series A Preferred Stock"), all of which were issued and outstanding, and of which 64,815 have been designated Series B Voting Convertible Preferred Stock, of which none were issued and outstanding. Of the unissued shares of Common Stock, 1,320,000 shares were reserved for issuance upon conversion of the Series A Preferred Stock, 2,926,829 shares were reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Debentures due 2000, 5,090,909 shares were reserved for issuance upon conversion of the Company's 6% Convertible Subordinated Notes due 2005, an aggregate of 2,214,669 shares were reserved for issuance pursuant to the Company's 1991 Employee Stock Option Plan, and 327,000 shares were reserved for issuance pursuant to the Company's 1991 Directors Stock Option Plan.

     Common Stock. The holders of Common Stock are entitled to one vote for each share held of record by them on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors; thus, the holders of shares having more than 50% of the Company's voting power (including both common and voting preferred shares) voting for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of preferred stockholders. In the event of liquidation, dissolution or winding up of the Company's affairs, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, including any preferred stock, that has preference over the Common Stock. Except as described below under "Stock Purchase Rights", holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the Shares when issued will be, validly issued, fully paid and nonassessable.

     The Company currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends on the Common Stock in the future will depend upon the Company's financial condition, earnings, capital requirements and such other factors as the Board of Directors deems relevant. Dividends on the Common Stock are subject to the prior payment of dividends on the Series A Preferred Stock. In addition, under the Company's credit agreement with The First National Bank of Boston and First Interstate Bank of California, no dividends may be paid on the Common Stock without the consent of those banks.

     Preferred Stock. Shares of preferred stock may be issued without stockholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the stockholders. The Company has no current plans for the issuance of any additional shares of preferred stock. Any preferred stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights of liquidation. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock or create impediments to persons seeking to gain control of the Company.

     Series A Preferred Stock. Each share of Series A Preferred Stock is currently convertible into 1.5 shares of Common Stock subject to certain events, and votes together with the Common Stock on an "as converted" basis, except with respect to certain actions for which the Series A Preferred Stock is entitled to vote as a class. The Series A Preferred Stock automatically converts into Common Stock if the closing price of the Common Stock is at least 150% of an amount equal to $25.00 divided by the number of shares into which each share is convertible at that time. A cumulative dividend is payable on the Series A Preferred Stock at the rate of $.812 per share annually, subject to adjustment under certain circumstances. The Series A Preferred Stock has a preference in liquidation over holders of Common Stock of $25.00 per share plus accrued dividends. The Company, at its option, may redeem shares of Series A Preferred Stock, subject to certain conditions, at a price of $30.00 per share (and, under certain circumstances, at a price of $25.00 per share) plus accrued dividends. Reacquired or redeemed shares are required to be retired and cancelled.

        Stock Purchase Rights. Laidlaw, which currently hold 2,965,829 shares of Common Stock, and Aluminum Company of America, which currently holds 880,000 shares of Series A Preferred Stock, have certain rights to purchase voting securities of the Company in order to maintain their respective percentage voting interests. Except in connection with mergers or other acquisitions or in the ordinary course under an employee stock option or stock bonus plan, in the event the Company proposes to sell or issue shares of voting securities, each of these holders has the right to purchase, on the same terms as the proposed sale or issuance, that number of shares or rights as will maintain such holder's percentage interest in the voting securities of the Company, assuming the conversion of all convertible securities and the exercise of all options and warrants then outstanding. In addition, these holders have other purchase rights with respect to sales or issuances of securities by the Company at prices below 85% of current market price at the time of sale or issuance or the prevailing customary price for such securities or their equivalent.

            Certain Voting Arrangements. Pursuant to the agreements whereby the Company acquired Smogless S.p.A. ("Smogless") in September 1994, the Company agreed, so long as Laidlaw owns at least 5% of the Company's voting securities, to nominate a person designated by Laidlaw for election to the Board. In addition, Laidlaw agreed to vote all shares owned by it for the Board's nominees for election to the Board, and on all other matters in the same proportion as the votes cast by other holders of voting securities, other than those that relate to any business combination or similar transaction involving the Company or any amendment to the Company's Certificate of Incorporation or Bylaws.

             Laidlaw has also agreed not to (i) solicit proxies in opposition to a recommendation of the Board, (ii) join a group for the purpose of acquiring, voting or disposing of voting securities of the Company or (iii) solicit stockholders for the approval of one or more stockholder proposals.

	   Laidlaw has agreed not to acquire voting securities of the Company during the six-year period following the date of the Smogless acquisition if, after the acquisition, its percentage share of the Company's voting power would exceed 40%, except under certain circumstances, including if any person makes (a) an offer to acquire voting securities of the Company that would result in such person owning 20% or more of the voting power of the Company or (b) a formal proposal for a business combination involving control of the Company, which proposal is either (i) not withdrawn or terminated or rejected by the Board within 30 days after such proposal is made, or (ii) accepted by the Board.

     Certain Charter and Bylaw Provisions. The Company's Certificate of Incorporation (the "Certificate") places certain restrictions on the voting rights of a "Related Person," defined therein as any person who directly or indirectly owns 5% or more of the outstanding voting stock of the Company. The founders and the original directors of the Company are excluded from the definition of "Related Persons," as are seven named individuals including Richard J. Heckmann, the Chairman of the Board, President and Chief Executive Officer of the Company. These voting restrictions apply in two situations. First, the vote of a director who is also a Related Person is not counted in the vote of the Board of Directors to call a meeting of stockholders where that meeting will consider a proposal made by the Related Person director. Second, any amendments to the Certificate that relate to specified Articles therein (those dealing with corporate governance, limitation of director liability or amendments to the Certificate), in addition to being approved by the Board of Directors and a majority of the Company's outstanding voting stock, must also be approved by either (i) a majority of directors who are not Related Persons, or (ii) the holders of at least 80% of the Company's outstanding voting stock, provided that if the change was proposed by or on behalf of a Related Person, then approval by the holders of a majority of the outstanding voting stock not held by Related Persons is also required. In addition, any amendment to the Company's Bylaws must be approved by one of the methods specified in clauses (i) and (ii) in the preceding sentence.

     The Certificate and the Company's Bylaws provide that the Board of Directors shall fix the number of directors and that the Board shall be divided into three classes, each consisting of one-third of the total number of directors (or as nearly as may be possible). Stockholders may not take action by written consent. Meetings of stockholders may be called only by the Board of Directors (or by a majority of its members). Stockholder proposals, including director nominations, may be considered at a meeting only if written notice of that proposal is delivered to the Company from 30 to 60 days in advance of the meeting, or within ten days after notice of the meeting is first given to stockholders.

     Delaware Anti-Takeover Law. Section 203 of the Delaware General Corporation Law ("Section 203") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors has approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation that increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

     These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Certificate or Bylaws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate nor the Bylaws of the Company currently excludes the Company from the restrictions imposed by Section 203.

                         VALIDITY OF COMMON STOCK

     The validity of the Shares will be passed upon for the Company by Damian C. Georgino, Vice President, General Counsel and Secretary of the Company. Mr. Georgino presently holds 100 shares of the Company's Common Stock and options granted under the Company's 1991 Employee Stock Option Plan to purchase an aggregate of 10,000 shares of Common Stock.

                 INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The consolidated financial statements of United States Filter Corporation and its subsidiaries as of March 31, 1994 and 1995 and for each of the three years in the period ended March 31, 1995 have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

        The statements of assets acquired and liabilities assumed of Arrowhead Industrial Water, Inc. as of December 31, 1993 and 1994 and the related statements of revenues and expenses for each of the two years then ended have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

        The combined financial statements of Continental H2O Services, Inc. and Evansville Water Corporation d/b/a Interlake Water Systems as of December
31, 1994 and for the year then ended have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Polymetrics, Inc. and subsidiaries as of December 31, 1994 and for the year then ended have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

     No  person has  been authorized
to  give any  information or to make
any   representations   other   than
those contained in this  Prospectus,            2,000,000 Shares
and,   if   given   or   made,  such
information or  representations must
not be  relied upon  as having  been     UNITED STATES FILTER CORPORATION
authorized.    This Prospectus  does
not constitute an  offer to  sell or
the solicitation of an  offer to buy               Common Stock
any   securities   other  than   the
securities to  which  it relates  or
an   offer    to    sell   or    the
solicitation  of  an  offer  to  buy
such      securities     in      any
circumstances  in  which such  offer
or    solicitation    is   unlawful.
Neither   the   delivery   of   this
Prospectus   nor   any   sale   made
hereunder    shall,    under     any
circumstances,      create       any
implication that  there has  been no
change  in   the   affairs  of   the
Company  since  the  date  hereof or
that   the   information   contained
herein  is  correct as  of  any time          ----------------------
subsequent to its date.
                                                    PROSPECTUS

                                              ----------------------


           _____________



         TABLE OF CONTENTS

                                Page

Available Information . . . . . .  2
Incorporation  of Certain  Documents
by Reference  . . . . . . . . .    2
The Company . . . . . . . . . . .  3
Risk Factors  . . . . . . . . . .  3              November 27, 1995
Resales of Shares . . . . . . . .  5
Description of Capital Stock  . .  5
Validity of Common Stock  . . . .  8
Independent Certified Public
Accountants . . . . . . . . . . .  8